NEW JERSEY RESOURCES CORPORATION

EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	STATE OF INCORPORATION

New Jersey Natural Gas Company	New Jersey

NJR Service Corporation	New Jersey

NJR Energy Services Company	New Jersey

NJR Energy Investments Corporation (f/k/a NJR Capital Services Corp.) Subsidiaries:	New Jersey

NJR Energy Corporation	New Jersey

NJR Energy Holdings Corporation Subsidiaries:	New Jersey
NJNR Pipeline Company	New Jersey
NJR Pipeline Company	New Jersey
NJR Storage Holdings Company Subsidiary:	Delaware
NJR Steckman Ridge Storage Company Subsidiaries:	Delaware
Steckman Ridge GP, LLC (Limited Liability Company)	Delaware
Steckman Ridge, LP (Limited Partnership)	Delaware

NJR Investment Company	New Jersey

NJR Clean Energy Ventures Corporation	New Jersey

NJR Retail Holdings Corporation Subsidiaries:	New Jersey

Commercial Realty & Resources Corp.	New Jersey

NJR Home Services Company	New Jersey

NJR Plumbing Services, Inc.	New Jersey